Exhibit 99.1

CorMedix Inc. Enters into $5 million Combined Securities Purchase and Backstop Agreement with Existing Investor

Berkeley Heights, NJ – November 9, 2017 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, announced that it has entered into a Securities Purchase Agreement with Elliott Associates, L.P. and Elliott International, L.P., (the “Elliott Funds”), long-term institutional investors in CorMedix, whereby they will purchase, $ 2 million of newly issued CorMedix Series F Convertible preferred stock at $1,000 per share. Separately, Cormedix has entered into a $3 million Backstop Agreement with the Elliott Funds to purchase additional Series F Convertible Preferred Stock at $1,000 per share, at CorMedix’s sole discretion, beginning January 15, 2018, through March 31, 2018. Gross proceeds, of the securities purchase agreement and the backstop agreement, if the backstop agreement is used in full, total an aggregate of $5 million. The Elliott Funds are managed by Elliott Management Corporation (“Elliott”).

As consideration for the Backstop Agreement, CorMedix will issue the Elliott Funds warrants, exercisable for three years, to purchase shares of CorMedix common stock at a per share exercise price of $0.001. The number of shares issuable under the warrant will be determined by the closing price of CorMedix Common Stock on November 8, 2017, which was $0.5278.

Elliott may convert the preferred stock into common at its option at an effective price of $0.6334 per share, which represents a 20% premium to yesterday’s closing price of our common stock. The stock will be mandatorily convertible on April 2, 2018, subject to certain equity conditions, at the lower of $0.63 and a 10% discount to the notional price at which an equity or equity linked transaction in an amount of $5 million or more is completed by March 31, 2018, or if no such transaction is completed, a 10% discount to the closing price of the stock on March 31. There are no warrants to be issued in connection with the $2 million financing.

In connection with the financing, members of the CorMedix Board of Directors and the executive team unanimously will participate in a minimum amount of $250,000.

No placement agent or underwriter was involved in the offerings. CorMedix intends to use the net proceeds of the offerings for general corporate purposes, working capital and capital expenditures, including its ongoing Phase 3 LOCK-IT 100 clinical study of Neutrolin®. The Company currently anticipates that closing of the sale of the Series F Convertible Preferred Stock and the warrants, will take place on or about November 16, 2017, subject to the satisfaction of customary closing conditions.

Khoso Baluch, Chief Executive Officer of CorMedix, said, “This new $5 million investment facility was executed in alignment with our previously discussed strategy to raise as little money as necessary to have adequate cash on hand as the planned LOCK-IT 100 interim efficacy analysis is completed. We believe the proceeds from these agreements will provide CorMedix with sufficient cash through the first quarter of 2018, which based on our current projections, should be sufficient to get us through reporting of the interim data, pending confirmation of the required number of catheter-related bloodstream infections in this event-driven study. We appreciate the continued support from Elliott.”

This press release is not an offer to sell or the solicitation of an offer to buy the Series F Stock or the warrants or any other securities of CorMedix. Investors are encouraged to review the Company’s Current Report on Form 8-K associated with these transactions, which will be filed November 13, 2017, with the U.S. Securities and Exchange Commission.

About CorMedix
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in a Phase 3 clinical trial enrolling patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels. The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information, visit: www.cormedix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the risk of closing the combined investment and backstop financing transaction; the possible inability to capture sufficient CRBSI events in the ongoing Phase 3 clinical trial for Neutrolin® even with the reported changes to that trial; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on planned or future research, including for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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